September 27, 2005


Mr. Kari Toikka
Executive Vice President and
Chief Financial Officer
UPM-Kymmene Corporation
999 Oakmont Plaza Drive, Suite 200
Westmont, Illinois  60559

	Re:	UPM-Kymmene Corporation
		Form 20-F for the Fiscal Year Ended December 31, 2004
Filed May 26, 2005
		File No. 1-14932

Dear Mr. Toikka:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								April Sifford
								Branch Chief

cc: 	Sandy Eisen
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Mr. Kari Toikka
UPM-Kymmene Corporation
July 13, 2005
page 1




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